                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 5)*



                               SUN COMPANY, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

           DEPOSITARY SHARES REPRESENTING ONE HALF PREFERRED SERIES A
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                   866762404
                         ------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 866762404                   13G                Page 2 of 6 Pages
---------------------                                   -------------------

    1          NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                    THE GLENMEDE TRUST COMPANY
                           23-1512117

    2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                    N/A                                                (a) [_]

                                                                       (b) [_]

    3          SEC USE ONLY

    4          CITIZENSHIP OR PLACE OF ORGANIZATION

                    PENNSYLVANIA
  NUMBER OF               5        SOLE VOTING POWER
    SHARES                               94,000
 BENEFICIALLY
   OWNED BY               6        SHARED VOTING POWER
     EACH                                 5,027
  REPORTING
    PERSON                7        SOLE DISPOSITIVE POWER
     WITH                                 6,174

                          8        SHARED DISPOSITIVE POWER
                                        159,185
---------------

    9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON
                         175,359

    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
               EXCLUDES CERTAIN SHARES

    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                         0.7%

    12         TYPE OF REPORTING PERSON
                         BK
-----------------------------------------------------------------------------------

                                  SCHEDULE 13G
                                  ------------


ITEM 1(A)      NAME OF ISSUER:  SUN COMPANY, INC.
---------

ITEM 1(B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
---------

                    1801 MARKET STREET
                    PHILADELPHIA, PA  19103

ITEM 2(A)      NAME OF PERSON FILING:
---------

                    THE GLENMEDE TRUST COMPANY

ITEM 2(B)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
---------

                    ONE LIBERTY PLACE - SUITE 1200
                    1650 MARKET STREET
                    PHILADELPHIA, PA  19103

ITEM 2(C)      CITIZENSHIP:
---------

                    PENNSYLVANIA

ITEM 2(D)      TITLE OF CLASS OF SECURITIES:
---------

                    DEPOSITARY RECEIPTS REPRESENTING ONE HALF
                    PREFERRED SERIES A

ITEM 2(E)      CUSIP NUMBER:  866762404
---------

ITEM 3         IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-
------         2(b), CHECK WHETHER THE PERSON FILING IS A:

               [ ](a)  BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE ACT,

               [X](b)  BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT,

               [ ](c)  INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE
                       ACT,

               [ ](d) INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT

               [ ](e) INVESTMENT ADVISOR REGISTERED UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940,

               [ ](f) EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE RULE 13d-1(b)(1)(ii)(F),

               [ ](g) PARENT HOLDING COMPANY, IN ACCORDANCE WITH RULE 13d-1(b)(ii)(G); SEE ITEM 7,

               [ ](h)  GROUP, IN ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(H).

ITEM 4         OWNERSHIP.
------

               (a)   AMOUNT BENEFICIALLY OWNED:
                        175,359 SHARES

               (b)   PERCENT OF CLASS:
                        0.7%

               (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)   SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                        94,000

               (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                        5,027

               (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                        DISPOSITION OF
                        6,174

               (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE
                        DISPOSITION OF
                        159,185

ITEM 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------

               IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [X].

ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
------

               THE GLENMEDE TRUST COMPANY BENEFICIALLY OWNS THE SECURITIES COVERED BY THIS REPORT IN A FIDUCIARY CAPACITY. PERSONS OTHER THAN THE GLENMEDE TRUST COMPANY HAVE

               THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM OR THE PROCEEDS FROM THE SALE OF SECURITIES COVERED BY THIS REPORT. NO PERSON HAS AN INTEREST IN THE SECURITIES COVERED BY THIS REPORT (AS SUCH INTEREST IS DESCRIBED IN THE PRECEDING SENTENCE) WHICH AMOUNTS TO MORE THAN 5% OF THE CLASS.

ITEM 7         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
------         ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY.

                         N/A

ITEM 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
------

                         N/A

ITEM 9         NOTICE OF DISSOLUTION OF GROUP.
------

                         N/A

ITEM 10        CERTIFICATION.
-------

               BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSE OR EFFECT.

                                   SIGNATURE

AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                    February 6, 1998

                                    THE GLENMEDE TRUST COMPANY

                                    /S/ JAMES BELANGER
                                    ---------------------
                                    SIGNATURE

                                    JAMES BELANGER,VICE PRESIDENT
                                    -----------------------------
                                    NAME/TITLE